Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-261427

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 16, 2021,

Prospectus Supplement dated December 17, 2021

and Prospectus Supplement dated February 25, 2022)

SOLUNA HOLDINGS, INC.

3,552,146 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Base Prospectus”) filed by Soluna Holdings, Inc. (the “Company”), dated December 16, 2021, that certain prospectus supplement filed by the Company, dated December 17, 2021 (including the information incorporated by reference therein, the “2021 Supplement”) and that certain prospectus supplement filed by the Company, dated February 25, 2022 (including the information incorporated by reference therein, the “February 2022 Supplement” and, together with the Base Prospectus and the 2021 Supplement, the “Prospectus”), related to the offer and resale of up to an aggregate of 3,552,146 shares of common stock, par value $0.001 per share (the “Common Stock”) of Company issuable upon (i) the full conversion of secured convertible notes, in the aggregate principal amount of $16,304,348 (collectively, the “October Notes”) into an aggregate of 1,776,073 shares of Common Stock at a price per share of $9.18, and (ii) the full exercise of Class A (the “Class A Warrants”), Class B (the “Class B Warrants”) and Class C (the “Class C”) common stock purchase warrants (collectively, the “Warrants”) to purchase up to an aggregate of 1,776,073 shares of Common Stock, at an exercise price of $11.50, $15.00 and $18.00 per share, respectively. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

The Common Stock is currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SLNH”. On July 22, 2022, the last reported sale price of the Common Stock as reported on Nasdaq was $4.61 per share.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Base Prospectus, page S-4 of the 2021 Supplement and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, to read about factors you should consider before investing in shares of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained, or incorporated by reference, in this Supplement or the Prospectus. The Prospectus contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, the Company’s competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; the Company’s statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for the Company’s business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting the Company’s financial condition, results of operations or future prospects; the Company’s financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statement made or included in this Supplement and the Prospectus.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

REPRICING OF OCTOBER NOTES, CLASS A WARRANTS AND CLASS B WARRANTS;

EXCHANGE OF CLASS C WARRANTS

As previously reported, on October 25, 2021, the Company entered into a Securities Purchase Agreement (the “October SPA”) pursuant to which the Company issued to the purchasers listed therein (the “October Purchasers”) the October Notes and the Warrants. The obligations under the October SPA are secured by a Security Agreement dated as of October 25, 2021 (the “October Security Agreement”), which granted Collateral Services LLC (the “Collateral Agent”) a security interest in the assets of the Company and its subsidiaries (the “Collateral”).

On July 19, 2022, the Company entered into an Addendum with the Collateral Agent and the October Purchasers to amend certain terms of the October SPA and the October Security Agreement (the “Addendum”).

Pursuant to the Addendum, among other things, the assets of the Company related to the Company's Dorothy project, which secure the Company's obligations under the October Security Agreement, will be released in three tranches in connection with three tranches of conversions or redemptions of the October Notes. In connection with the first tranche, $1,100,000 of October Notes will be converted into Common Stock; in connection with the second tranche $1,100,000 of the October Notes will be converted into Common Stock; and in connection with the third tranche, $1,100,000 of the October Notes will be converted into Common Stock (each, the “Required Conversion Amount”), in each case at the then in effect Conversion Price (as defined in the October Notes). Prior to each conversion, the Conversion Price will be reduced (but not increased) to an amount reflecting a 20% discount to the 5-day volume weighted average trading price (“VWAP”) of the Common Stock on the Nasdaq. The Conversion Price for the first tranche is $3.75. In addition, the October Purchasers may require the Company to redeem up to $2,200,000 worth of October Notes in connection with each tranche at a rate of $1.20 for every $1.00 owed, less the amount of October Notes converted during such tranche, not including the Required Conversion Amount if the October Purchasers are unable to convert out of such amount of the Notes in each tranche. Each tranche is equal to $3,300,000 of the October Notes and the Addendum contemplates that at least $9,900,000 of the October Notes may be reduced under the terms of the Addendum. The first tranche begins upon receipt of approval of Nasdaq of the transaction (which was received) and ends 50 trading days thereafter. The subsequent tranches will begin, and $1,100,000 of the October Notes will be converted, upon the later of five days after the previous tranche and receipts of any necessary approvals of Nasdaq and the Company’s shareholders of the transaction and ends 45 trading days thereafter. The second and third tranches are subject to delay as set forth in the Addendum. The Company is required to deposit up to $1,950,000 in an escrow account in connection with each tranche to satisfy any redemptions. The Company has undertaken to obtain shareholder approval, if necessary, under Nasdaq rules, to be able to complete tranches two and three.

In addition, pursuant to the Addendum, the exercise price of the Class A Warrants and Class B Warrants was reduced to $9.50 a share, effective July 19, 2022, and the Company agreed to exchange the Class C Warrants for 296,013 shares of Common Stock (the “Exchange Shares”), such exchange to occur at or about the First Reset (as defined in the Addendum). The Exchange Shares, once issued, will not be available for resale by the holders pursuant to this Prospectus, and the total number of shares available for resale pursuant to this Prospectus as set forth on the cover page hereto will be reduced by 592,026 shares of Common Stock.

This Supplement is being filed to reflect the revised terms of the October Notes, the reduction in the exercise price of the Class A Warrants and Class B Warrants, and the issuance of the Exchange Shares, in each case, as described above. Except as explicitly set forth herein, nothing in this Supplement is intended to modify the information set forth in the 2021 Supplement or the February 2022 Supplement.

The date of this prospectus supplement is July 25, 2022